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                                                                       Exhibit 5



                                                       41 South High Street
                                                       Columbus, Ohio 43215-6194
                                                       Telephone: 614-227-2000
                                                       Facsimile: 614-227-2100
                                                       Nationwide: 800-533-2794


                                 June 27, 1997


Oak Hill Financial, Inc.
14621 State Route 93
Jackson, Ohio 44640


         Re:  Merger of Unity Savings Bank into Oak Hill Banks

Gentlemen:

         This opinion is furnished with respect to the Registration Statement on Form S-4 (the "Registration Statement") being filed by Oak Hill Financial, Inc. (the "Company") with the Securities and Exchange Commission related to the registration of a maximum of 792,625 shares of Company common stock, without par value (the "Stock"), to be issued in connection with the proposed merger (the "Merger") of Unity Savings Bank, an Ohio savings bank ("Unity"), with and into Oak Hill Banks, a banking corporation chartered under the law of Ohio and a wholly owned subsidiary of the Company (the "Bank").

         We are counsel for the Company and have participated in the preparation of the Registration Statement. We have reviewed the Agreement and Plan of Merger and the Supplemental Agreement thereto, both dated as of April 28, 1997, among the Company, the Bank and Unity (the "Merger Agreement"), the Company's Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations, the corporate action taken to date in connection with the Registration Statement and the issuance and sale of the Stock, and such other documents and authorities as we deem relevant for the purpose of this opinion.

         Based upon the foregoing, we are of the opinion that:

         (a) upon the proper approval of the Merger by the shareholders of the Company and Unity and the filing of a certificate of merger with the Ohio Secretary of State;

         (b) upon compliance with the Securities Act of 1933, as amended, and with the Securities or "blue sky" laws of the states in which the Stock is to be offered for sale; and




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Oak Hill Financial, Inc.
June 27, 1997
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         (c)      upon satisfaction of all of the conditions stated in the
                  Merger Agreement and at the "Effective Time," as defined in the Merger Agreement;

the Stock, when issued and delivered as provided in the Merger Agreement in accordance with the resolutions heretofore adopted by the Board of Directors and shareholders of the Company, will be legally issued, fully paid, and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.


                                    Very truly yours,


                                    /s/ PORTER, WRIGHT, MORRIS & ARTHUR
                                    -----------------------------------
                                        PORTER, WRIGHT, MORRIS & ARTHUR